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                                                               Exhibit 10.1


                              RELEASE AGREEMENT

    This Release Agreement (hereinafter referred to as "Agreement") is made and entered into by and between ERIC M. HILTON, his agents, representatives, attorneys, assigns, heirs, executors and administrators (hereinafter collectively referred to as "Eric"), and HILTON HOTELS CORPORATION, its predecessors, successors, subsidiaries, divisions, affiliates, representatives, attorneys, directors, officers, trustees, agents and employees (hereinafter collectively referred to as "Hilton").

    In consideration of the monies, mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.   RETIREMENT

    Eric agrees that his last day of active employment with Hilton will be March 31, 1997 and that he will begin his pension benefits effective July 1, 1998.

II.  PAYMENT OF VACATION DAYS

    Hilton will pay to Eric a sum equal to the amount representing all accrued and unused vacation days due to Eric as of March 31, 1997, subject to the maximum number of days set forth in Hilton's vacation policy.

III. AUTOMOBILE

    Ownership of that certain automobile described as a 1995 Lexus SC-400, vehicle identification number JT8UZ30C8S0045353 will be forthwith transferred from Hilton to Eric, and Eric agrees to be responsible for all maintenance, operating expenses, and insurance coverage thereof as of July 1, 1998. Eric agrees to pay any and all applicable taxes due on the remaining unamortized residual value of the vehicle, if any.

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IV.  VALUABLE CONSIDERATION OF RELEASE

    (a) If Eric signs and does not revoke this Agreement, in consideration of the promises made by the parties herein, Hilton will make payments to Eric as follows:

         (1) a lump sum equal to Two hundred nineteen thousand dollars and no cents ($219,000), subject to legally required withholding deductions, payable no later than April 15, 1997; and a lump sum equal to Four hundred fifty one thousand dollars and no cents ($451,000) subject to legally required withholding deductions, payable after January 1, 1998 but no later than January 31, 1998; and

         (2) The sum of One hundred seventy four thousand seven hundred and fifty two dollars and no cents ($174,752) subject to legally required withholding deductions, payable in four (4) equal installments of Forty three thousand six hundred and eighty eight dollars and no cents ($43,688) each on March 31, 1998, June 30, 1998, September 30, 1998, and
    December 31, 1998. This payment represents the retainer fee to be paid to Eric for consulting services to be rendered during the 1998 calendar year.

    (b) Hilton and Eric agree that Eric's right to continue medical and dental coverage under the Hilton Group Benefit Plan as provided by COBRA shall begin on April 1, 1997. Hilton further agrees to reimburse Eric for his COBRA medical and dental premium payments for a period of the earlier of (i) fifteen (15) months beginning April 1, 1997, or (ii) until Eric becomes eligible to receive medical and/or dental benefits under another employer-sponsored health benefits plan. Eric's participation in all Hilton benefit plans and programs, including but not limited to, medical, dental and other benefits under the Hilton Group Benefit Plans, the Hilton Thrift Plan, Stock Purchase Plan, Executive Deferred Compensation Plan, Hilton's Stock Option Plan, and vacation accrual will terminate effective March 31, 1997.

    (c) Hilton agrees to provide for the transfer of the title of the membership in the Spanish Trail Country Club in Las Vegas, Nevada, from
Hilton to Eric and to pay any transfer fees associated with such title change.

    (d) Hilton further agrees to pay the cost of moving Eric's personal effects from his offices in Beverly Hills and Las Vegas to his home in Las Vegas. Hilton also agrees to pay Eric an amount equal to the actual cost to cover the cost of the moving of his personal effects from Las Vegas, Nevada to Houston, Texas. In no event, however, shall Hilton be required to pay any amount that exceeds Fifteen thousand dollars and no cents ($15,000). This provision shall only be applicable in the event such move occurs between April 1, 1997 and August 1, 1998.

    (e) The foregoing payment and other benefits are in full, final and complete settlement of any and all claims, actions, damages, attorney's fees, and/or costs which may now or hereinafter exist against Hilton arising out of or relating to Eric's employment with

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Hilton. Eric agrees that the monies and other benefits described above are above and beyond consideration to which he would otherwise have been entitled and that this consideration constitutes extra payment in exchange for signing this Agreement.

V. RELEASE OF ALL CLAIMS

    By signing this Agreement and receiving the valuable consideration described above, Eric hereby releases and discharges the Hilton Indemnities/Releases, and Hilton hereby releases and discharges Eric from any and all actions, complaints, causes of action, grievances, claims, damages, obligations, debts, promises, losses, demands, wages, bonuses, benefits, actual damages, compensatory damages, severance pay, mental anguish, pain, humiliation, emotional distress, exemplary and/or punitive damages, statutory penalties, and/or any other liabilities of any kind which have been or could be asserted against the Hilton Indemnities/Releases arising out of or relating in any way to Eric's employment with Hilton, and/or any other occurrence up to and including the dates of this Agreement, whether presently asserted or otherwise, including but not limited to:

    (a) claims, demands, actions or liability arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act and/or any other federal, state or local statute, ordinance or regulation (including but not limited to claims based on race, age, sex, sexual preference, marital status, religion, national origin, disability, retaliation, attainment of benefit plan rights and veteran status), and/or

    (b) claims, demands, actions or liability on the basis of any common law, tort, contract, implied contract, breach of implied covenant of good faith and fair dealing, public policy, wrongful or retaliatory discharge, defamation, intentional infliction of emotional distress, negligence, and/or

    (c) claims, demands, actions or liability relating to any Hilton Bonus Plans, and/or

    (d) claims, demands, actions or liability relating to the Hilton Retirement Plan, and/or

    (e) any other common law, statutory or other claim whatsoever arising out of or relating to Eric's employment with Hilton and/or any other occurrence up to and including the date of this Agreement, except such claims which by law cannot be waived and the filing of an administrative charge.

    For the purpose of implementing a full and complete release and discharge of all parties, Eric and Hilton each expressly acknowledge that this Agreement is also intended


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to include in its effect, without limitation, all claims which it or he does not know or expect to exist in its or his favor at the time of the execution hereof and the parties agree that this Agreement contemplates the extinguishment of any such claim, or claims. In this connection, Eric and Hilton each expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequences of such specific waiver of said provisions of law. Section 1542 of the Civil Code of California states as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     In the event either party breaches this Agreement by suing the other in violation of this paragraph, such party shall be required to pay the other's litigation costs (including its reasonable attorney's fees and costs) associated with defending against such party's lawsuit or other claim.


VI.   CONFIDENTIALITY AND NON-DISPARAGEMENT

      Hilton and Eric agree that, as a condition of this Agreement, the fact of and terms and provisions of this Agreement are to remain strictly confidential and shall not be disclosed to any other person except to members of Eric's immediate family, his attorney and his tax/financial advisors. Eric further agrees that he will make no negative or disparaging statements, either written or oral, regarding Hilton. Likewise, Hilton agrees that it will make no negative or disparaging statements, either written or oral, regarding Eric. This paragraph will survive the termination or expiration of this Agreement.


VII.  COOPERATION

      Eric agrees to cooperate with Hilton Hotels Corporation or any of the other Releasees in any litigation or administrative proceedings involving any matters with which Eric was involved during his Hilton employment. Hilton Hotels Corporation agrees to reimburse Eric for reasonable travel and out-of-pocket expenses, if any, approved by Hilton Hotels Corporation or any of the other Releasees incurred in providing such assistance. Eric's obligations under this paragraph are subject to the following:

      (a) that no reasonably foreseeable negative effect to Eric's employment, if he be then employed, will result, and



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      (b)  that after the 1998 calendar year, Hilton Hotels Corporation and
Eric agree to reasonable compensation for time devoted by Eric in carrying out his obligations hereunder. In determining "reasonable compensation" as used in this paragraph, the parties agree that compensation being paid to Eric by his employer, if he be then employed, will be taken into account.

           Eric shall be entitled to the indemnification provided pursuant to Hilton's corporate by-laws, specifically Section 35 thereof, a copy of which section is attached to this Agreement.


VIII. ENTIRE AGREEMENT AND SEVERABILITY

      Hilton and Eric agree that this Agreement sets forth the entire agreement between the parties and supersedes any written or oral understandings. Other than as stated herein, Hilton and Eric acknowledge and agree that no promise or inducement has been offered for the Agreement and no other promises or agreements shall be binding unless reduced to writing and signed by the parties.

      Hilton and Eric agree that, to the extent that any portion or covenant of this Agreement may be held to be invalid or legally unenforceable by a court of competent jurisdiction, the remaining portions of this Agreement shall not be affected and shall be given full force and effect. This Agreement shall survive a change of control, a division of operating units into separate entities, a merger, or any other substantial reorganization of Hilton.


IX.   KNOWING AND VOLUNTARY RELEASE

      (a) Eric hereby acknowledges and agrees that Hilton has advised him to consult with an attorney regarding the subject matter of this Release Agreement prior to executing this Agreement.

      (b) Eric further acknowledges and agrees that he has been given at least twenty-one (21) days from the date he receives the Agreement within which to consider this Agreement before signing below. Eric acknowledges that he has read this Agreement and the release contained herein and understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences.



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      (c)  Eric agrees and understands that he may revoke this Agreement within seven (7) days after he signs the Agreement and that the Agreement shall not become effective or enforceable until eight (8) days after the date on which Eric signs the Agreement. Any revocation must be in writing and directed to James M. Anderson.



                                     HILTON HOTELS CORPORATION



/s/ Eric M. Hilton                   By /s/ James M. Anderson
-----------------------------        ----------------------------------
Eric M. Hilton
                                     James M. Anderson
                                     Senior Vice President
Date: 3-5-97                         Labor Relations & Personnel Administration
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